EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to use in this Post-Effective Amendment No. 2 to Registration Statement (No. 333-36390) on Form S-8 of Fuel Tech, Inc. of our report dated March 10, 2014, relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in the Annual Report on Form 10-K of Fuel Tech, Inc. for the year ended December 31, 2013.

/s/ McGladrey LLP

Schaumburg, Illinois
January 9, 2015